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Exhibit 5.1

CONSENT

Day, Berry & Howard LLP hereby consents to the reference to it under the caption "Legal Opinions" in the prospectus supplement of Northeast Utilities, dated November 29, 2005.

Dated as of: November 29, 2005	/s/ DAY, BERRY & HOWARD LLP Day, Berry & Howard LLP

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  Exhibit 5.1